Exhibit 99.1

SEACOAST BANKING CORPORATION OF FLORIDA

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

ENROLLMENT FORM

I hereby request enrollment in the Dividend Reinvestment and Stock Purchase Plan (the “Plan”) of Seacoast Banking Corporation of Florida (the “Company”) pursuant to the terms of enrollment indicated below. I understand that, by completing and signing this Enrollment Form, I will be enrolled in the Plan pursuant to such terms.

☐	Current Shareholder of Record. I am a shareholder of record and I wish to enroll in the Plan. (If you desire to deposit your shares in the Plan, make automatic or other optional cash investments, please complete the appropriate Transaction Request on a Transaction Form.)

☐	New Shareholder. I wish to enroll in the Plan by making an initial cash investment.

☐	Initial Investment. Enclosed is my check for $ ($1,000 minimum), made payable to “Continental Stock Transfer & Trust Company.” I have also completed the Substitute Form W-9 below.

☐	Initial Investment and Automatic Future Investments. Please withdraw $ ($1,000 minimum) from the bank deposit account indicated below, representing my initial cash investment in the Plan. I also request that this account be debited monthly in the amount of $ ($50 minimum and $250,000 maximum annually) representing my monthly optional cash investments. I have also completed the Substitute Form W-9 below and attach a voided check from the account indicated below.

Account to be Debited:
ABA Routing # (9 digits)

I hereby appoint Continental Stock Transfer & Trust Company, as Plan administrator and independent agent (“Continental”), or any successor to Continental, to receive cash dividends that may hereafter become payable to me on all shares of common stock, par value $0.10 per share of the Company (“Common Stock”), registered in my name(s), and authorize Continental, or any successor to Continental, to apply such dividends to the purchase of full shares and fractional interest in shares of Common Stock.

If applicable, I further appoint Continental, or any successor to Continental, as my agent to receive my monthly optional cash payments that may hereafter be delivered as good collected funds to such agent and authorize Continental, or any successor to Continental, to apply such cash payments received to the purchase of full shares and fractional interest in shares of Common Stock.

I understand that the purchases will be made under the terms and conditions of the Company’s Plan as described in the Prospectus, which I have received, carefully reviewed and understand, and that I may revoke this authorization at any time by notifying Continental, by means of a completed and executed Transaction Form, of my desire to terminate my enrollment and participation.

I understand that the enrollment and/or the transactions described above will be made under the terms and conditions of the Plan as described in the Prospectus, which I have received, carefully reviewed and understand. I further understand that, following my delivery of this completed and signed Enrollment Form, and, except in the case of termination of my enrollment and participation in the Plan, whereupon I must deliver written notification of my revocation of the authorization granted, I will be unable to revoke the transactions described herein.

(SIGNATURE(S) & SUBSTITUTE FORM W-9 ON BACK OF FORM)

Please Print Name(s)	Signature(s)
(Exactly as Shown on Stock Certificate if
Currently a Shareholder)

Street Address	Signature(s)

City State Zip Code	Date

Date of Birth

SUBSTITUTE FORM W-9

Under the penalties of perjury, I certify that: (1) the Social Security Number or Taxpayer Identification Number given below is correct; and (2) I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or dividends, or because the Internal Revenue Service has notified me that I am no longer subject to backup withholding.

Instructions: You must cross out clause (2) above if you have been notified by the Internal Revenue Service that you are subject to backup withholding because of under reporting interest or dividends on your tax return and if you have not received a notice from the Internal Revenue Service advising you that backup withholding due to notified payee under reporting has terminated.

Social Security Number or Taxpayer Identification Number:

Duly Authorized Signature:	Date: , 20

RETURN THIS ENROLLMENT FORM ONLY IF YOU WISH TO PARTICIPATE
IN THE DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN.